AMENDED AND RESTATED INVESTMENT ADVISORY CONTRACT

Amended and Restated Investment Advisory Contract (this "Contract") dated as of January 18, 2018 March 15, 2018 and June 13, 2019 between PAX WORLD FUNDS SERIES TRUST III, a Massachusetts business trust (the “Trust”), on behalf of its Pax Ellevate Global Women’s Leadership Fund (the “Fund”), and PAX ELLEVATE MANAGEMENT LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE MANAGER.

(a) The Manager, at its expense, will furnish continuously an investment program for the Fund, will determine what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held uninvested and will, on behalf the Fund, make changes in such investments. Subject always to the control of the trustees of the Trust (collectively, the "Trustees"), the Manager will also manage, supervise and conduct the other affairs and business of the Fund, and matters incidental thereto. In the performance of its duties, the Manager will comply with the provisions of applicable law, the Agreement and Declaration of Trust and Bylaws of the Trust and the stated investment objectives and policies of the Fund, and will use its best efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

(b)  The Manager shall pay all of the operating costs and expenses of the Fund (other than those described in Section 1(d) below, which shall be paid by the Trust), including but not limited to custodian fees, transfer agent fees, administrative fees and expenses, accounting expenses, Fund legal fees, any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, all expenses of preparing the Trust’s registration statement and prospectus, and the cost of printing and delivering to shareholders prospectuses and reports, all officer salaries and officer expenses, rent and ordinary office expenses of suitable office space, the expenses of all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully, and all necessary administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of each Fund, including the determination of the Fund’s net asset value.

(c) The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for the Fund’s account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

(d) The Fund shall not be required to pay any expenses of the Fund other than the following: charges of governmental agencies, interest incurred on borrowing by the Fund, if any, portfolio transaction expenses, taxes (other than transfer taxes contemplated by Section 1(b) above), fees and expenses under any plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) and extraordinary expenses of the Fund.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlling, controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3.	COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

The Fund will pay to the Manager, as compensation for the Manager’s services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to paragraphs (a), (b) and (c) of Section 1, a fee as described in SCHEDULE A hereto.

In the event that expenses of the Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of excess by a reduction or refund thereof. In the event that the expenses of the Fund exceed any expense limitation which the Manager may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of the Fund to the extent required by the terms and conditions of such expense limitation.

4.	ASSIGNMENT TERMINATES THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) Either party hereto may at any time terminate this Contract with respect to the Fund by not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b) If (i) the Trustees, or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees who are not interested persons of the Fund, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later.

Action by the Fund under clause (a) above may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Contract pursuant to this Section 6 will be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares of the Fund” means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person”, “control”, “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations thereunder.

7.	NON-LIABILITY OF THE MANAGER.

The Manager shall give the Fund the benefit of its best judgment and efforts in rendering the services set forth herein. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND SHAREHOLDERS.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Contract is executed on behalf of the Trustees as trustees of the Trust and not individually and that the obligations of or arising out of this Contract are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, PAX WORLD FUNDS SERIES TRUST III and PAX ELLEVATE MANAGEMENT LLC have each caused this Contract to be signed in duplicate in its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.

PAX WORLD FUNDS SERIES TRUST III

By:	/s/ Maureen L. Conley
Name:	Maureen L. Conley
Title:	Secretary

PAX ELLEVATE MANAGEMENT LLC

By:	/s/ Joseph F. Keefe
Name:	Joseph F. Keefe
Title:	President & CEO

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SCHEDULE A

Fee Schedule

Pax Ellevate Global Women’s Leadership Fund

For services rendered as described in this Contract, Pax Ellevate Global Women’s Leadership Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate as a percentage of the average daily net assets, as follows:

$0 to $375 million – 0.55%

$375 million - $750 million – 0.50%

Over $750 million – 0.45%

.

Fee Calculation

Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such month at the close of business on each business day during such month while this Contract is in effect. Such fee shall be payable for each month within 15 days after the end of such month and shall commence accruing as of the date of the initial issuance of shares of each Fund to the public.

If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

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